Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Registration Statement on Form S-11 Amendment 2 of our report dated August 7, 2023, which includes an explanatory paragraph as the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of reAlpha Tech Corp. (f.k.a. ReAlpha Asset Management, Inc.) and Subsidiaries as of April 30, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.

We further consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

September 11, 2023